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                                                                    EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

                                 GREG A. TUNNEY

      THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 1st day of September, 2001, by and between DANIEL GREEN COMPANY, a Massachusetts corporation ("Employer" or the "Company"), and GREG A. TUNNEY ("Employee" or "Tunney").

                                    RECITALS:

      WHEREAS, Tunney has been employed by the Company under an Employment Agreement dated April 1, 1998; and

      WHEREAS, Tunney and the Company wish to continue his employment on the terms hereinafter set forth, which terms shall supersede the Employment Agreement dated April 1, 1998;

      NOW, THEREFORE, in consideration of the premises and the agreements contained herein, the parties agree as follows:

      1. EMPLOYMENT. The Company agrees to employ Tunney and Tunney hereby accepts such employment by the Company upon the terms and conditions set forth herein.

      2. DUTIES OF EMPLOYEE. The Company hereby employs Tunney as an executive officer of the Company and Tunney agrees to perform such duties as the Chief Executive Officer and the Board of Directors of the Company (the "Board") may direct during the Term of Employment as defined below. Tunney shall devote substantially his whole working time, efforts and attention to the business and affairs of the Company (except for vacation time, absence for sickness or similar disability) and shall carry out his duties honestly, diligently, in good faith and in the best interests of the Company. Tunney shall make such reports, written or verbal, to the Chief Executive Officer or the Board as he or it may request regarding the Company's business, operations and other activities undertaken by Tunney on behalf of the Company.

      3. TERM OF EMPLOYMENT. As used in this Agreement, "Term of Employment" means the two (2) year period commencing on September 1, 2001 (the "Initial Term") and each one (1) year renewal term (the "Renewal Term"). Upon the conclusion of the Initial Term and for any Renewal Term, this Agreement shall automatically renew for one year (Renewal Term) unless either party gives notice of intent not to renew this Agreement at least ninety (90) days prior to the end of the Initial Term or the end of any Renewal Term.

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      4. BASE SALARY, EXPENSES AND BENEFITS. The Company shall pay Tunney as compensation for his services an annual base salary of not less than Two Hundred Thousand Dollars ($200,000) payable in accordance with the Company's usual payment practices.

            (a) Upon submission of supporting documentation, Tunney shall be reimbursed for all reasonable actual costs and expenses incurred by him in connection with performance of his duties.

            (b) Tunney shall be entitled to four (4) weeks paid vacation time each year. Tunney shall also be eligible to participate in any group life, medical, health, dental, disability and/or other benefit plans which are provided for other officers of the Company under the same terms and conditions as other officers of the Company. Tunney shall also be eligible to participate in any other benefit plan adopted by the Company for similarly situated employees as a group during the term of this Agreement.

      5. SALARY INCREASES AND BONUSES.

            (a) Tunney's base salary shall be increased annually to compensate for cost of living increases as reflected in the Consumer Price Index for All Urban Consumers (CPI-U) (1982-84=100) and shall be eligible for review and increase consistent with the Board's usual compensation review practice.

            (b) Tunney shall participate in such executive bonus or incentive plans as may be established from time to time by the Board of Directors.

      6. RESTRICTIVE COVENANTS.

            (a) During the term of this Agreement and for one (1) year thereafter, Tunney agrees to keep confidential, not to use or to disclose to others, except as expressly consented to in writing by the Company, or as required by law to be disclosed, any trade secrets or confidential technology, proprietary information, customer lists, or knowledge belonging to or relating to the affairs of the Company, or any matter or thing ascertained by Tunney through Tunney's association with the Company, the use or disclosure of which matter or thing might reasonably be construed to be contrary to the best interest of the Company. Tunney further agrees that should he leave the active service of the Company, Tunney will neither take nor retain, without prior written authorization from the Company, any papers, data, client lists, books, records, files, or other documents (or copies thereof) or other confidential information of any kind belonging to the Company pertaining to the business, sales, financial condition, products or services of the Company.

            (b) While employed by the Company and for a period of one (1) year thereafter, Tunney agrees that he shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company or any of its direct or indirect subsidiaries, unless such employee or former employee has not been employed by such entity for a period in excess of six months.

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            (c) Except with the prior written consent of the Company, Tunney will not during the term undertake or engage in any other employment, occupation or business enterprise other than one in which he is an inactive investor as described below. Tunney will also not acquire, assume or participate in, directly or indirectly, any position, investment or interest adverse or antagonistic to the Company, its business or prospects, financial or otherwise, or take any action towards any of the foregoing. Further, during the term, except on behalf of the Company or its subsidiaries, Tunney will not, directly or indirectly, whether as an officer, director, employee, stockholder, partner, proprietor or associate, representative or otherwise, become or be interested in any other person, corporation, firm, partnership or other entity whatsoever which directly competes with the Company or any of its direct or indirect subsidiaries, in any part of the world, in any line of business engaged in by any such entities (or in which any such entities have made plans to be engaged in); provided however, that anything above to the contrary notwithstanding, Tunney may own, as an inactive investor, securities of any competitor corporation, so long as his holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

            (d) For one (1) year after termination of this Agreement, Tunney agrees that he shall not in any way, directly or indirectly, solicit or sell to any persons or entities which were customers of the Company during any portion of the 12 months preceding termination shoes which are similar in style to shoes which the Company has sold at any time during the term of this Agreement.

      7. TERMINATION OF EMPLOYMENT.

            (a) DEATH. Tunney's employment hereunder shall terminate immediately upon his death, except for bonus compensation for services to date of death, the amount of which shall be determined by the Board in its sole discretion.

            (b) FOR CAUSE. The Company may terminate Tunney's employment at any time, effective immediately upon written notice, for cause. For the purpose of this Agreement, "for cause" means:

                  (i) repeated and persistent neglect or refusal by Tunney to substantially perform his duties under this Agreement other than any such failure resulting from Tunney's incapacity due to physical or mental illness. Prior to termination for cause under this section (7.b.i.), the Company shall give written notice to Tunney identifying the manner in which it believes he is not substantially performing his duties under this Agreement and failure by Tunney within thirty (30) days to cure the identified problem or problems.

                  (ii) the engaging by Tunney in criminal conduct (including embezzlement and criminal fraud);

                  (iii) the commission by Tunney of a felony, or a misdemeanor which impairs his ability substantially to perform his duties with the company;

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                  (iv) any material misappropriation of funds or intentional material damage to the property or business of the company; or

                  (v) the material breach of this Agreement by Tunney other than as specified above.

            In the event Tunney is terminated for cause, the Company shall pay Tunney his base salary through the date of termination and the Company shall have no further obligation to provide compensation under this Agreement.

            (c) LONG-TERM DISABILITY. Should Tunney commence a long-term disability, as defined below, Tunney's base compensation shall be continued during the first six (6) months of such disability. Should such long-term disability continue beyond six (6) months, Tunney's employment hereunder shall automatically terminate and the Company shall have no further obligations to Tunney under this Agreement. Tunney shall have commenced a "long-term disability" if:

                  (i) Tunney cannot perform the essential functions of his position, without reasonable accommodation for his disability; or

                  (ii) Tunney can perform the essential functions of his position with an accommodation that would be an undue hardship for the Company to provide; and

                  (iii) because of his disability, Tunney is qualified to receive benefits under the Company's long-term disability plan.

            (d) WITHOUT CAUSE. Tunney's employment may be terminated by the Company at any time without cause, effective upon one (1) month written notice of termination and the Company shall be obligated to continue to pay Tunney as severance an amount equal to Tunney's salary and benefits (other than incentive compensation amounts) for one (1) year, payable under the same terms as provided while Tunney was an employee. Should Tunney's employment be terminated by the Company without cause in connection with a "change of control", the Company shall be obligated to continue to pay Tunney as severance an amount equal to Tunney's base salary and benefits for one (1) year or for the balance of the Term of Employment, whichever is greater, payable under the same terms and conditions as if still employed. A "change of control" shall mean the occurrence of an event which would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended.

      8. AUTOMOBILE ALLOWANCE. During the term of this Agreement, the Company will provide Tunney an automobile allowance of $600.00 per month. The vehicle may be used by Tunney for business and personal purposes. The Company shall have no right or claim to any automobile purchased by Tunney in whole or in part with the automobile allowance.

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      9. NOTICES. Any notice, demand or communication required, permitted or desired to be given under this Agreement shall be deemed effectively given when personally delivered or mailed by prepaid, certified mail, return receipt requested, addressed as follows:

         Employee:        Greg A. Tunney

                          ---------------------------------

                          ---------------------------------

         Company:         Daniel Green Company
                          450 North Main Street
                          Old Town, Maine 04468
                          Attn:  Chairman

         With a copy to:  Woods Oviatt Gilman LLP
                          700 Crossroads Building
                          Rochester, New York  14614
                          Attn:  Harry P. Messina, Jr., Esq.

      10. GOVERNING LAW. This Agreement shall be interpreted in accordance with and governed by the laws of the State of New York. Any action brought to enforce or to interpret this Agreement shall be maintained in the Supreme Court, Monroe County, New York, or the United States District Court for the Western District of New York in Rochester.

      11. ASSIGNMENT. This Agreement shall be assignable by the Company and shall inure to the benefit of and be binding upon, the Company, its successors and assigns. Being a contract for personal services, this Agreement may not be assigned by Tunney during his life, and upon his death will be binding upon and inure to the benefit of his heirs, legatees, and legal representatives of his estate.

      12. MODIFICATION AND WAIVER. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against which the same is sought to be enforced. No waiver by either party at any time of any breach by the party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

      13. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

      14. LEGAL EXPENSES AND LIMITED INDEMNITY. If either party brings an action to enforce the terms of this Agreement or to prevent a violation of this Agreement, the prevailing party shall be entitled to recover his or its reasonable attorneys' fees and legal expenses and costs from the losing party as determined by the court.

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      15. HEADINGS. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

      16. ENTIRE AGREEMENT. This Agreement supersedes any and all prior discussions, negotiations, employment and similar agreements, written and/or oral, between the Company and Tunney including, but not limited to, the Employment Agreement dated April 1, 1998. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute the Agreement. This Agreement shall not become effective until completely conforming counterparts have been signed and delivered by each of the parties hereto.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                               /s/ Greg Alan Tunney
                                      ----------------------------------------
                                      GREG A. TUNNEY


                                      DANIEL GREEN COMPANY


                                      By:      /s/ James R. Riedman
                                          ------------------------------------
                                      Name:    James R. Riedman
                                      Title:   Chairman and CEO